CODE OF ETHICS REGARDING PERSONAL
                             SECURITIES TRANSACTIONS
                             -----------------------

I.   INTRODUCTION
     ------------

     It is expected that all officers, directors, and employees will observe the highest possible standards of ethics and will so conduct their personal affairs to avoid any conflict, or appearance of conflict, with their duties for Todd Investment Advisors, Inc. In any situation where the potential for conflict exists, transactions for clients must take precedence over personal transactions. Recommendations to clients that have been made, or are under consideration, are confidential. In addition, the officers, directors, and employees of Todd Investment Advisors, Inc. must not use, or appear to use, their position as such to obtain any personal benefit from brokers or others seeking to do business with Todd Investment Advisors, Inc. Should any situation arise not specifically governed by this Code of Ethics, the general principles stated in this paragraph shall govern the resolution of the matter.

     Rules set forth herein are applicable to all officers, directors, and employees of Todd Investment Advisors, Inc., except that the requirements under the heading "Special Rules for Persons in Certain Sensitive Positions" apply only to the persons designated in that section.

     All rules apply to transactions in such person's own accounts and in accounts that such person "beneficially owns." A person is deemed to "beneficially own" accounts from which he or she derives economic benefit, including accounts of his or her spouse, minor children, family members sharing such person's home, and all other accounts over which such person exercises investment discretion or control, such as accounts that he or she is a trustee, custodian, or guardian.

     Violation of the Code of Ethics may result in civil and criminal liability, or both, under the federal security laws. In addition, any transaction that is considered to have been improper, or that appears improper in light of subsequent developments, even though proper when made, is subject to reversal. Compliance with the Code of Ethics is a condition of employment, and willful violation of this Code may be cause for termination of employment. Questions regarding this Code of Ethics, other than questions concerning particular personal transactions, should be directed to the President of Todd Investment Advisors, Inc. Questions concerning particular personal transactions should be directed as follows.

     This Code of Ethics must be read, acknowledged, and returned to the President of Todd Investment Advisors, Inc., by each officer, director, and employee of Todd Investment Advisors, Inc., and any other individuals covered hereby. A duplicate copy is included and should be retained for your reference.

II.  GENERAL RULES
     -------------

     Transactions and reporting requirements apply to all publicly traded equity related securities, such as common stocks, convertible or participating debentures, and preferred stocks and options - except for shares in registered open-end investment companies. Reporting is also required with respect to transactions in bonds and transactions in commodity interests. The transaction and reporting requirements do not apply to U.S. government obligations, bankers' acceptances, banks' certificates of deposit, commercial paper, or options of futures on bond or stock market indices.

     "Hot New Issues" - Persons subject to this Code of Ethics may not purchase on the initial underwriting of new issues of securities for which the demand exceeds supply.

     Persons subject to this Code of Ethics may not purchase or hold, at any time, any security or other interest in any privately owned broker or dealer in securities. In addition, no person will be allowed to own more than 1% of any publicly traded broker or dealer in securities.

     Trading on "inside information" of any sort, whether obtained in the course of research activities, through a client relationship, or otherwise, is prohibited. (This would include trading in a security with respect to which either Todd Investment Advisors, Inc., or the person subject to the Code of Ethics who is trading has inside information.)

     Affiliation with investment clubs is prohibited.

III. TRANSACTION RULES
     -----------------

     A.   APPLICABLE  TO ALL STOCKS  (AND  RELATED  CONVERTIBLES  AND  OPTIONS):
          Purchases or sales for Company personnel will be approved only if there are no conflicting orders pending for client accounts. A conflicting order is deemed to be any order for the same security or an option thereon that has not been fully executed.

     B. APPLICABLE TO TODD INVESTMENT ADVISORS, INC., EQUITY MODEL PORTFOLIO STOCKS.

          1. No purchase of a stock added to the Todd Investment Advisors, Inc., equity model portfolio will be allowed for ten (10) business days following the addition.

          2. No sale of a Todd Investment Advisors, Inc., equity model portfolio stock down-rated to the point where it is intended to be sold promptly by a client's account will normally be allowed for ten (10) business days following the down-rating. (Exceptions may be allowed on a case-by-case basis in the event that client and fund sales have been completed prior to the expiration of the ten-day period.)

IV.  SPECIAL RULES FOR PERSONS IN SENSITIVE POSITIONS
     ------------------------------------------------

     In addition to the results stated above, certain additional restrictions are applicable to all employees who are in a position to recommend and/or approve the purchase of a security by a client.

     Each such person owning a stock that he or she has recommended or approved for purchase by a client, or having an option position in such stock, must disclose the fact of his or her ownership or position to the President of Todd Investment Advisors, Inc. The President may require additional information as to any such ownership or position and may, in consultation with members of the Investment Committee, require sale of the stock or closure of the option position by such person to avoid the appearance of any impropriety. The Company shall maintain a written record of such disclosures and any actions taken in response to them.

V.   PRE-CLEARANCE REQUIREMENT
     -------------------------

     Prior to executing personal transactions, each employee must get clearance from the trading department.

     The trading department will maintain a list of securities that have been added to or down-rated on the Todd Investment Advisors, Inc., equity model portfolio within the last ten (10) business days. The equity portfolio managers are responsible for prompt revision of the list to reflect changes as they occur. Personal securities transactions of each trader must be cleared with another member of the trading department. Persons engaging in securities transactions shall keep a personal record of the person pre-clearing each transaction, the date of such pre-clearance, the time, and nature of such transaction.

VI.  REPORTING
     ---------

     All securities transactions must be reported to the President quarterly, based upon the following schedule:

              First Quarter    -   April 10
              Second Quarter   -   July 10
              Third Quarter    -   October 10
              Fourth Quarter   -   January 10

     Each report shall be in the form of the quarterly securities report (attached) and must be received by the president by the date indicated above. A report must be filed for each quarter, regardless of whether any security transactions have occurred. The reporting person must sign the report, which must include all transactions and accounts that such reporting persons "beneficially own." The reporting person may seek to disclaim beneficial ownership in a particular transaction on the report, stating in the report the reason for such disclaimer.

     In addition, all reporting persons are required to file, with the President, an initial ownership report in the form of the statement of ownership report attached to the Code of Ethics. This report shall be a statement of the issuer and title of securities owned by the employee (and the nature of such ownership) as of May 1, 1990, and must be filed with the President no later than May 30, 1990. Each new officer, director, employee of Todd Investment Advisors, Inc., hereinafter shall be required to file such statement of ownership report upon employment with the Company as of the date of such employment.

VII. ACKNOWLEDGEMENT
     ---------------

     I acknowledge that I have read and understand this Code of Ethics, and I agree to comply with its requirements.

---------------------------------------             ----------------------------
Signature                                           Date

                        SUPPLEMENT TO OUR CODE OF ETHICS
                        --------------------------------

                                                               November 30, 1999

I.   MUTUAL FUNDS
     ------------

CODE OF ETHICS REGARDING TODD INVESTMENT ADVISORS ROLE AS A SUB-ADVISOR TO THE
------------------------------------------------------------------------------
INVESTMENT ADVISOR OF A MUTUAL FUND
-----------------------------------

As a sub-advisor to one or more investment advisors of mutual funds, we at Todd Investment Advisors are regulated in the same manner as advisory relationships directly between a fund and its primary investment advisor. Thus, we are included in the definition of "Investment Advisor" under Section 2(a) (20)(b) of the 1940 Act.

Under Section 15(a) of the Act, any advisory agreement we have must describe all compensation to be paid to us as sub-advisor. The agreement must also provide it will continue for more than two years after its initial execution only if such continuance is proved annually by the Fund's Board. The contract must also provide that the Fund's Board or its shareholders may terminate it at anytime, without penalty on 60 days written notice to the advisor. Finally, the contact must provide for its automatic termination in the event of an assignment of the contract.

Under Section 36(a) of the Act, we, as sub-advisor, are deemed to have a fiduciary relationship with respect to the Fund and its shareholders.

As a sub-advisor, we are also considered an "affiliated person" with respect to transaction restrictions.

It is important that any agreement we have as sub-advisor clearly set forth the responsibilities we have with respect to the particular mutual fund. For example, the agreement should state that we will manage the portfolio in compliance with the restrictions set forth in the Fund's prospectus; any instructions received from the primary advisor; the requirements of applicable laws; and the terms of any forms of regulatory relief on which the Fund is relying. The agreement should also state that we have a responsibility to maintain certain records under the 1940 Act. In the agreement, we as sub-advisors should also agree to make periodic reports to the advisor regarding compliance and performance issues. We should also agree to cooperate with the Fund's auditors and also with preparation and execution of any SEC filings.

It is important that, as a sub-advisor, we should be very familiar with investment policies and restrictions of the particular Fund, as well as applicable provisions of the Federal Securities Laws that may affect the manner in which we can manage the Fund assets. Where possible, whenever we act as sub-advisor, we should try to make sure that an in-person presentation will be periodically made to the Fund's Board, at which time we as sub-advisor would discuss our investment methodology and our experience in advising other clients, including any other registered funds. This meeting should also provide the Fund' Board with opportunity to ask us about our compliance capabilities.

While it is not necessary for us as sub-advisor to follow the same Code of Ethics used by the primary advisor, henceforth, we will seek approval of the Code followed by us as sub-advisor, by the Fund's Board and material personal trading issues should be reported to the primary Advisor and the Fund's Board on an on-going basis. This should include a statement furnished by us to the primary advisor that there has been no "front running" by any employees of Todd in any securities held by the Fund.

We should also make sure that scheduled periodic meetings take place between our investment people and those employed by the primary advisor to review the responsibility of each of us and discuss operational issues that may have arisen. It is vital that we keep open lines of communication between us.

In most circumstances, it is advisable for us to fill out, each month, a compliance checklist (See Exhibit A), which indicates whether or not the Fund's investment objectives, or any of its investment restrictions and policies were violated in the preceding months. It should also note the steps that were taken in response to such violations. The checklist should also include representations that we as a sub-advisor have not caused the Fund to violate applicable provisions of the 1940 Act and other Federal Securities Laws. When a violation of a Fund's policy or applicable has occurred as a result of an investment that we have made, we should describe the violation and the measures that have been taken to reasonably ensure that such a violation does not occur again. These checklists should be provided to the Fund's Board at its quarterly meetings.

We should make sure that the compliance department of the primary advisor clearly understands their role in overseeing the day-to-day operation of us as sub-advisor, as such operations relate to our management of their Fund. It is essential that open lines of communication be established and maintained between the primary advisor and us. These policies are necessary to ensure compliance with the Securities Laws related to mutual funds. It is particularly important because of the fact that the primary advisor will invariably be located in a distant city.

II.  PERSONAL TRANSACTIONS
     ---------------------

SUPPLEMENT  TO TODD  INVESTMENT  ADVISORS  CODE  OF  ETHICS  REGARDING  PERSONAL
--------------------------------------------------------------------------------
SECURITIES TRANSACTIONS (NOVEMBER 30, 1999)
-------------------------------------------

The following is a supplement to our original Code of Ethics on this subject, which was prepared in May, 1990.

The SEC, in August 1999, issued a regulation that further restricts personal trading by mutual fund portfolio managers and investment advisors. Since we have recently become sub-advisor of several such mutual funds, these rules apply to us. The SEC stated: "These amendments will help ensure that the personal trading of mutual fund insiders does not compromise the interest of mutual fund shareholders. If we, nonetheless discover abusive trading, it can be expected that the Commission will take enforcement actions where necessary to protect investors."

ALL TODD EMPLOYEES AFFECTED
---------------------------

The new amendments to the personal trading rule apply to all employees of Todd Investment Advisors forthwith and cover the following four areas.

FOUR AREAS COVERED
------------------

INCREASED OVERSIGHT BY FUND BOARD OF DIRECTORS - Henceforth, the Fund's board of directors must (1) approve the fund's code of ethics, as well as the codes of any investment adviser or principal underwriter to the fund, and (2) review annual reports from the fund, and any investment adviser or principal underwriter to the fund, regarding issues that have arisen under the codes during the past year.

IMPROVED REPORTING REQUIREMENTS - "Access persons" must provide an initial report of their securities holdings to their employers when they become access persons and annual reports thereafter (in addition to the transaction reports currently required.)

PRE-CLEARANCE REQUIRED FOR AND PRIVATE PLACEMENTS - Portfolio managers and others who participate in the fund's investment decisions must obtain advance approval for any investment in private placement.

PUBLIC DISCLOSURE - Funds must disclose, as part of their registration statements: (1) the fund's policy on employees' personal investment activities, as well as the policies of any investment adviser or principal underwriter to the fund; and (2) a copy of the fund's code of ethics and the codes of any investment adviser or principal underwriter to the fund.

INITIAL PUBLIC OFFERINGS
------------------------

Historically, we have stated that Todd Investment Advisors personnel may not purchase IPOs for which demand exceeds supply ("hot issues"). Todd Investment Advisors hereby modifies this restriction to state that no Todd employee can purchase any security in an Initial Public Offering, in order to preclude any possibility of their profiting improperly from their positions with an advisor. The rare exception to this restriction would be circumstances whereby Todd personnel cannot profit improperly from their position, such as depositor in a savings and loan association, which is converting from a mutual to a stock form of ownership. In those circumstances, such a transaction requires prior written approval of the CEO of Todd.

PRIVATE PLACEMENTS
------------------

Todd hereby requires prior written approval of the CEO of any acquisition of securities by Todd personnel in a private placement. Such prior approval will take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of his or her position with the advisor. Todd personnel who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in any client's subsequent consideration of an investment in the issuer. In such circumstances, the decision to purchase securities of the issuer for the client is subject to an independent review and written approval by senior personnel of Todd, who have no personal interest in the issuer.

BLACKOUT PERIODS
----------------

In the past, purchases or sales for Todd personnel have been approved only if there are no conflicting orders pending for client accounts. This rule is hereby tightened up to specify that no Todd personnel can execute personal transactions for a security within 24 hours in which any client has a pending "buy" or "sale" order in that same security until that order is executed or withdrawn. At this time, we do not consider it necessary to install a more lengthy blackout period (a prescribed number of calendar days before and after client trades). At some future point, we may decide to install a longer blackout period if the growth or administrative complexity of the firm makes the limitations of the current rule difficult to administer without benefit of a lengthy blackout.

TRANSACTION REPORTING
---------------------

In the past, all security transactions and pre-clearance statements have been required from all employees to the President quarterly by the 10th of the month following quarter end. Henceforth, such transaction reports should instead be submitted monthly by the 10th of the following month, commencing January 1,

2000. Any employee who fails to return the transaction report by the 10th of the month following the month in question will be required to pay a $50 late fee.

RECORDS OF SECURITIES TRANSACTIONS
----------------------------------

In addition to the securities report, we now require the following each month:

     All employees will submit by the 20th of the month following the month in question, to Jennifer Doss, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. Those who fail to supply these statements by the 20th of the month will be charged a $50 late fee. The asset statement can instead be furnished quarterly in those instances where the Todd employee does not receive such statements monthly.

RESTRICTIONS ON POLITICAL CONTRIBUTIONS
---------------------------------------

Todd Investment Advisors condemns "pay-to-play" practices and therefore, neither Todd Investment Advisors nor any of its employees or family members are to make political contributions to candidates for political office who could influence the selection of investment advisors by public funds. In August, 1999, the SEC proposed a rule that would prohibit an advisor from providing his services to a government client for two years after contributions are made to State and Local officials (and candidates for their positions) who are able to influence the selection of an advisor. We concur with the De minimis exception which states that the two-year timeout does not apply to contributions of $250 or less made to a candidate for whom the person making the contribution can vote. Todd employees are also prohibited from soliciting campaign contributions for those elected officials able to influence the selection of an advisor.

All employees of Todd are required to keep records of their political contributions and to submit this information monthly to Jennie Doss, Compliance Officer.

COMPLIANCE OFFICER
------------------

Jennifer Doss, as Compliance Officer, is responsible for receiving the required reports monthly from each Todd employee. She is expected to report such compliance to the CEO of Todd by the 30th of the month.

III. MISCELLANEOUS
     -------------

GIFTS
-----

All investment personnel of Todd are prohibited from accepting any gifts or other thing of more than de minimis value from any person or entity that does business with or on behalf of Todd.

SERVICES AS A DIRECTOR
----------------------

Because of the high potential for conflict of interest and insider trading problems, Board membership by Todd personnel should be carefully scrutinized and subject to prior approval. In a relatively small number of instances in which Board service is authorized, investment personnel serving as Directors are prohibited from making recommendations for purchase or sale of that security for clients or for Todd personnel. No opinion as to the attraction, or lack there of, of that security should be given; in other words, a "Chinese Wall" should exist.

PROHIBITION AGAINST USE OF MATERIAL NON-PUBLIC INFORMATION
----------------------------------------------------------

No employee, nor any member of his/her family is allowed to trade in a security while in possession of, nor communicate, material non-public information. Such a practice is a serious violation of the rules of AIMR, the CFA, and Rule 10(b) of the Securities and Exchange Commission.

IV.  ANNUAL CERTIFICATION
     --------------------

CERTIFICATION OF COMPLIANCE WITH CODES OF ETHICS:
-------------------------------------------------

Access persons, namely all Todd personnel, should annually certify that they have read, understood, and complied with the Code of Ethics. This statement should be submitted to the Compliance Officer in writing by the 10th of January each year.

ACKNOWLEDGEMENT
---------------

     I acknowledge that I have read and understand this Supplement to Our Code of Ethics, and I agree to comply with its requirements.

----------------------------------                ------------------------------
Signature                                         Date